UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Summit Midstream Corporation
(Name of Registrant as Specified in Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT DATED NOVEMBER 18, 2024 TO
PROXY STATEMENT DATED OCTOBER 31, 2024

This document is a supplement dated November 18, 2024 (the “Supplement”) to the proxy statement dated October 31, 2024 and first mailed to stockholders of Summit Midstream Corporation (the “Company”) on or about October 31, 2024 (the “Proxy Statement”) in connection with a special meeting (as the same may be adjourned or postponed, the “Special Meeting”) of common stockholders of the Company which will be held on November 29, 2024 at 2:00 p.m., Central Time for the following purposes:

1.      To consider and vote upon a proposal to approve, for purposes of complying with Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual, the issuance of up to 7,471,008 shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”, which will be a non-economic voting interest), together with up to 7,471,008 common units representing limited partner interests (the “Common Units”) of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), to Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak”), and the potential issuance of the underlying shares of Company Common Stock upon the redemption and exchange of the Class B Common Stock and Common Units pursuant to the Business Contribution Agreement, dated as of October 1, 2024, by and among the Company, the Partnership and Tall Oak (the “Issuance Proposal”).

2.      To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal (the “Adjournment Proposal” and, together with the Issuance Proposal, the “Proposals”).

INTRODUCTION AND EXPLANATORY NOTE

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement relating to the Transaction continues to apply. This Supplement and the documents referred to in this Supplement should be read in conjunction with the Proxy Statement, the annexes and exhibits to the Proxy Statement, and the documents referred to in the Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates, or conflicts with information contained in the Proxy Statement, the information in this Supplement supersedes the information in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement and the Proxy Statement should be read in its entirety. The purpose of this Supplement is to supplement the Proxy Statement with additional information (the “Supplemental Disclosures”) concerning the Transaction. Except as described in this Supplement, the information provided in the Proxy Statement is not amended, supplemented, or otherwise modified.

As of the date of this supplement, the Company is aware of eight demand letters (each, a “Demand Letter,” and together, the “Demand Letters”) that have been sent to the Company by counsel to purported stockholders of the Company. In addition, one complaint has been filed in New York State Court, County of New York, Index No. 655977/2024, styled as: William Johnson v. Summit Midstream Corporation, et al. (the “Complaint”). The Demand Letters and the Complaint challenge the completeness and accuracy of the disclosures in the Proxy Statement.

The Company believes that the Demand Letters and the Complaint are without merit and does not believe the Supplemental Disclosures are required or necessary under any applicable laws. However, solely in order to avoid the risk of delaying or adversely affecting the consummation of the Transaction, to minimize expense and distraction and to avoid the uncertainty of any litigation, the Company without admitting any liability or wrongdoing, elects to voluntarily make the Supplemental Disclosures set forth below. The Company denies the allegations in the Demand Letters and the Complaint and denies that any violation of law has occurred. The Company believes that the Proxy Statement disclosed all material information required to be disclosed and specifically denies all allegations that any of the Supplemental Disclosures, or any other additional disclosures, are material or were or are otherwise required to be disclosed. Nothing in the Supplemental Disclosure should be deemed an admission of the legal necessity or materiality of any Supplemental Disclosure under any applicable laws.

SUPPLEMENTAL DISCLOSURES

All paragraph headings and page references refer to the headings and pages in the Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments. Where applicable, the Supplemental Disclosures are identified below by underlined text. ~~Stricken through~~ text shows text being deleted from a referenced disclosure in the Proxy Statement.

The Section entitled “SUMMARY OF THE PROXY STATEMENT” is amended and supplemented as follows:

The following disclosure is added to the first paragraph on page 16:

Investor Agreement

At the Closing, the Company and Tall Oak will enter into the Investor Agreement, pursuant to which Tall Oak and Tailwater will be granted certain registration rights with respect to the Common Stock issuable upon redemption or exchange of the Transaction Securities pursuant to the A&R Partnership Agreement (the “Registrable Securities”) and will be entitled to certain rights and subject to certain obligations with respect to the governance of the Company, including Tailwater’s right to designate up to four additional members to the Company’s board of directors. In addition, while Tall Oak owns any of the Transaction Securities, Tall Oak may not acquire any additional Common Stock, participate in or solicit others to participate in a group seeking to control or influence the management, the Board or the policies of the Company. For more information about the terms of the Investor Agreement, please see the section entitled “The Transaction — Investor Agreement” for more information.

The following disclosure is added at the end of the first carry-over paragraph on page 18:

No member of Tall Oak management will continue as an employee of the Company.

Interests of the Company’s Executive Officers and Directors in the Transaction

No members of the Board and executive officers of the Company have interests in the Transaction as individuals that are in addition to, or different from, their interests as the Company’s stockholders.

None of the Company’s executive officers will receive any severance or other compensation as a result of the Transaction.

The following disclosure is added at the end of the first bullet point under “— Reasons for the Transaction” on Page 19:

Strategic Considerations and Aggregate Value.    The aggregate value of the Common Stock to be retained by the Company’s current stockholders after Closing of the Transaction, taking into account, among other things, the risks to the Company if the Company were not to consummate the Transaction, the Company’s cash flow and the view that the Transaction meet the strategic objectives established by the Board and Company’s management, including the expected strengthening of the Company’s balance sheet and acceleration of the Company’s ability to return capital to the stockholders via distributions, including reinstating dividends on the Series A Preferred Stock over time, and/or share buybacks, which in each case will be subject to Board determination and approval.

The Section entitled “THE TRANSACTION — Background of the Transaction” is amended and supplemented as follows and the following disclosure is added after the bullet points on page 84:

As stated above, in March 2024, the Partnership announced that the GP Board and the Partnership’s management team had completed the strategic review. In connection with the strategic review, on November 21, 2023 and December 5, 2023, the Company and Tailwater had entered into customary confidentiality agreements with respect to a potential transaction which confidentiality agreements contained a customary one-year standstill provision. None of the standstill provisions contained in the confidentiality agreements entered into by the Partnership in connection with the strategic review would prevent or restrict the other party from making a topping bid or other proposal following the announcement of the Transaction.

The Section entitled “THE TRANSACTION — Background of the Transaction — Other Consideration” is amended and supplemented as follows and the following disclosure is added to the second paragraph on page 103:

Pursuant to the terms of Guggenheim Securities’ engagement with respect to the Transaction, Guggenheim Securities has acted as a financial advisor to the Company in connection with the Transaction and will receive a ~~customary~~ fee for such services, ~~a substantial portion~~ $5.5 million of which is payable upon successful consummation of the Transaction (the “Tall Oak Transaction Fee”) and ~~a portion~~ $1.5 million of which was payable upon the rendering of its opinion and is creditable against the Tall Oak Transaction Fee. In addition, the Company has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

The Section entitled “THE TRANSACTION — Summary Combined Company Projections” is amended and supplemented as follows and the following disclosure is added on page 107:

Summary Pro Forma Combined Company Projections

	Upside Case				Base Case				Downside Case
	Year ending December 31,				Year ending December 31,				Year ending December 31,
	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E
Adjusted EBITDA (in millions)(1)	$290	$337	$358	$397	$259	$300	$321	$340	$243	$249	$250	$264
Growth Capital Expenditures (in millions)	$65	$73	$81	$54	$63	$55	$49	$51	$61	$34	$30	$37
Maintenance Capital Expenditures (in millions)(2)	$8	$8	$8	$8	$12	$10	$11	$10	$12	$10	$11	$10
Integration and compressor relocation Capital Expenditures(3)	$11	$1	$—	$—	$11	$1	$—	$—	$11	$1	$—	$—
Other (in millions)(4)	$9	$9	$3	$—	$9	$9	$3	$—	$9	$9	$3	$—

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(1)      Net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

(2)      Cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

(3)      Cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of, new capital assets) made to maintain our long-term operating income or operating capacity.

(4)      Penalties and fees associated with the 2015 Blacktail Release.

Unlevered Free Cash Flow

“Unlevered Free Cash Flow” is a non-GAAP financial measure and is defined as Adjusted EBITDA less capital expenditures and unlevered cash taxes. For the definition of “Adjusted EBITDA” see “Selected Historical Consolidated Financial Data Of Summit Midstream Partners — Adjusted EBITDA” on page 34 of this Proxy Statement. For assumptions, please see “— Company Projections” above.

	Upside Case				Base Case				Downside Case
	Year ending December 31,				Year ending December 31,				Year ending December 31,
	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E
Company	$131	$135	$146	$187	$131	$152	$168	$170	$118	$130	$144	$145
Tall Oak	$64	$87	$84	$105	$30	$51	$57	$71	$30	$49	$37	$45
Pro Forma Combined*	$195	$199	$227	$284	$161	$185	$226	$238	$148	$168	$191	$195

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*        In addition to the assumptions regarding Summit and Tall Oak’s business, in preparing the unaudited prospective financial information on a combined company basis, Summit’s management made numerous assumptions regarding the combined business, including, but not limited to:

•        Integration and compressor relocation capital expenditures of approximately $12 million, including approximately $11 million in 2025 and approximately $1 million in 2026, in all cases; and

•        Operating and maintenance and general and administrative synergies of approximately $10.6 million in 2025 and approximately $13.5 million, thereafter.

The Section entitled “THE TRANSACTION — Post-Closing Organizational Structure” is amended and supplemented as follows and the following disclosure is added on page 110:

Board of Directors and Executive Officers of the Post-Closing Company

At the Closing, the Board will be increased from the current seven directors to eleven directors, and Tailwater will be able to designate four new directors for election to the Board. So long as Tailwater and its permitted transferees continuously own a threshold amount of the Total Shares, Tailwater will have the right to elect TW Directors to the Board, and the Board will be composed in part of TW directors as specified below:

•        up to four TW Directors, until such time as the Total Class B Ownership continuously held is less than or equal to 32% of the Total Shares;

•        up to three Tall Oak Directors, until such time as the Total Class B Ownership continuously held is less than 28% of the Total Shares;

•        up to two Tall Oak Directors, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares; and

•        up to one Tall Oak Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares.

After the Closing, all of the Company’s current executive officers will remain in their existing capacities and no member of Tall Oak’s management will become an employee of the Company.

Additional Information and Where to Find It

In connection with the proposed Transaction, the Company on October 31, 2024 filed a proxy statement with the Securities and Exchange Commission (the “SEC”) and also plans to file other relevant documents with the SEC regarding the proposed Transaction. COMMON STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain copies of the documents the Company files with the SEC on the Company’s website at www.summitmidstream.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information about Summit’s directors and executive officers is available in Summit’s Registration Statement on Form S-4 (Registration No. 333-279903), as declared effective by the SEC on June 14, 2024 (the “Form S-4”). To the extent that holdings of the Company’s securities have changed from the amounts reported in the Form S-4, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials relating to the proposed Transaction filed with the SEC. Common stockholders and other investors should read the proxy statement carefully before making any voting or investment decisions.